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                                                                    Exhibit 99.3

SIMON PROPERTY GROUP
TELECONFERENCE TEXT
FEBRUARY 17, 2000

FORWARD LOOKING STATEMENT

Welcome to the Simon Property Group fourth quarter and year-end earnings conference call. Please be aware that statements made during this call that are not historical may be deemed forward-looking statements. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward looking statements due to a variety of risks and uncertainties. We direct you to the Company's various filings with the Securities and Exchange Commission including Form 10-K and Form 10-Q for a detailed discussion of risks and uncertainties.

The Company's quarterly supplemental information package will be filed as a Form 8-K next week. This filing will also be available via mail or e-mail. If you would like to receive the supplemental information via e-mail, please notify me, Shelly Doran, at SDORAN@SIMON.COM.

Participating in today's call will be David Simon (chief executive officer), Rick Sokolov (president and chief operating officer) and Steve Sterrett (chief financial officer). Mike McCarty, our Senior VP of Research and Corporate Communications will also be available during the Q&A session. David will now begin the call.

INTRODUCTION

Let me make just a couple of opening comments before we get into the detail.

1. We had a good quarter, meeting the Street's consensus expectation of $1.03 per share of FFO.

2. Despite the economic slowdown and flat holiday season, our portfolio demonstrated strong performance, with continued growth in rents, sales and occupancy.

3. Our balance sheet and access to capital are unmatched in our sector, as evidenced by our $500 million issuance of unsecured debt, completed in January of 2001.

4. Given the current economic climate, we feel good about our decision to reduce development spending.

5. And, we are upbeat about the future of our business. The Wards liquidation and JCPenney store closings represent a long-term value-creation opportunity for us, and our in-line retailers are in generally good shape.

Steve will now discuss financial and operational results.


FINANCIAL AND OPERATIONAL RESULTS

We increased FFO per share in the fourth quarter by 14%, to $1.03, versus ninety cents in 1999. There are two items, however, which impact comparability. As discussed in previous calls, in January of this year we adopted, as required, the SEC's Staff Accounting Bulletin 101, which addresses certain revenue recognition policies, including the accounting for overage rent. Without repeating all of the details, our recognition of percentage rent is now more back-end weighted in a calendar year. Had we adopted SAB 101 in 1999, our fourth quarter FFO would have been reduced by five cents per share. The impact on annual results for 1999 was negligible.

Comparability of results is also complicated as a result of unusual, non-recurring charges recognized in 1999. In the third quarter we reserved $12 million related to litigation filed by former employees of DeBartolo Realty Corporation. In the fourth quarter, we recorded a $7.3 million write-down of land held for disposition. At the time, these types of items did not impact FFO. Under NAREIT's FFO clarification, which went into effect in January of this year, these charges are now to be reflected in FFO, thereby reducing 1999 FFO by three cents per share for the quarter and eight cents for the year.


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To provide you with an "apples-to-apples" look at our results, we have calculated the impact assuming 1999 adoption of SAB 101 as well as reversing the impact of the unusual, non-recurring charges. For the twelve months, 1999 FFO would increase by eight cents per share. Therefore, FFO for the year 2000, on a comparable, per share basis, increased 7.2%, from $3.06 per share to $3.28 per share.

Highlights of our fourth quarter operating results are as follows:

- Occupancy increased 120 basis points from December 31, 1999 to 91.8% at December 31, 2000. Occupancy has improved due to:

     1. The continued demand for mall space--and we have not seen any significant retrenching in the 01 or 02 expansion plans from our retailers. In 2000, we leased 8.1 million square feet. Of this number,
          5.9 million square feet was new tenant leasing activity and 2.2 million was renewal activity.

     2. Increased quality of the assets in our portfolio due to acquisitions and redevelopment, owning more of the malls where tenants "just have to be."

     3. A more efficient lease execution process, through which we are opening tenants quicker.

     4. A proactive approach with regard to anticipating tenant fallout in our centers, which minimizes downtime.

- Comparable sales per square foot, i.e. sales of tenants who have been in place for at least 24 months, increased 2% to $384. Comp sales per square foot for the holiday season were essentially flat.

-    Total sales per square foot increased 3% to $377 per square foot.

-    Average base rent increased 4% to $28.31.

- The average initial base rent for stores opened during the fourth quarter was $37.57 per square foot, versus average rents of $26.79 for those tenants who closed or whose leases expired, for a spread of $10.78, or 40%. The average initial base rent for new mall store leases signed for the year was $35.13, an increase of $5.89, or 20%, over the tenants who closed or whose leases expired. This annual number is in line with our historical spread.

- Same property NOI growth was 5%, driven by occupancy gains, rent increases and our SBV initiatives.

We'd like to take a few minutes now to comment on the overall retail climate. Growth in retail sales began to decelerate in the second quarter of 2000. According to one study, retail sales growth in the fourth quarter was one-third the pace of the first quarter. What drove this deceleration? Economists point to four major factors: slower job growth, lower wage and salary income gains, a reversal of the "wealth effect," and rising energy costs taking a larger proportion of discretionary income. With these pressures, consumer confidence began to wane and along with it, retail sales growth slowed. December was a particularly challenging month for all retailers as evidenced by the lackluster results released for the holiday season. SPG's experience was similar to that of the industry.

What does this mean for SPG? With regard to the in-line tenants from whom SPG earns most of its revenue, the news is positive. The tenants are generally financially healthy, and have shown no meaningful pullback in 2001 planned openings.

We would expect, even in a relatively flat sales environment, to continue to grow occupancy and rents. History shows us that even in a tough retail environment, we can produce positive operating results. Witness 1995 and 1996, when retail store closings nationally were more than double the level of 2000. SPG still grew occupancy, base rent, and tenants sales in meaningful ways.

Throughout its 40+ year history, the Simon portfolio has demonstrated resilience to fluctuations in the business cycle, as evidenced by the:

- Asset quality which translates into superior sales productivity and consistent operational growth;

- Scope and depth of the Simon organization's tenant relationships and the magnitude of high quality, national tenants throughout the portfolio; and

- Simon organization's demonstrated ability to successfully retenant anchor and in-line stores.


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These attributes all combine to make Simon the leader in the retail real estate industry. Rick will address the department store situation specifically in a few minutes.

LIQUIDITY AND CAPITAL ACTIVITIES

In January, we closed on the issuance of $500 million in unsecured debt. This transaction was increased from its original size of $300 million due to strong investor demand. Proceeds were used to pay off the $450 million tranche and to partially pay down (by $40 million) the $475 million tranche of the facility obtained by SPG to complete the acquisition of Corporate Property Investors. The January issue included two tranches of senior unsecured notes: $300 million of 7 3/8% due 2006; and $200 million of 7 3/4% due 2011. All securities in this offering are rated Baa1 by Moody's and BBB by Standard & Poor's. We are the only company in our sector that could complete an offering of this size at this time.

In 2001, we have approximately $800 million of remaining debt maturing. Of this $800 million, $435 million due in September is the third and final tranche of unsecured debt related to the CPI acquisition. The remaining amounts are mortgages on 10 assets that have aggregate coverage levels of approximately 2.5 times. We already have lender commitments to refinance a portion of this debt. We continue to maintain our financial flexibility and strong liquidity with over $600 million available on our corporate credit facility and over $800 million of EBITDA expected to be generated in the year 2001 from properties that are unencumbered. Our interest coverage ratio remains steady at 2.3 times.

DISPOSITIONS

In 1999, we accelerated our efforts to dispose of non-core assets and made organizational changes to improve performance in this area. We continued our efforts to dispose of non-core assets in 2000, even though market conditions for the sale of non-dominant regional malls were challenging. The only regional mall sale in 2000 was Lakeland Square, where our partner triggered a buy-sell provision and we sold.

More progress was made in selling non-regional mall assets in 2000. We sold the Lenox office building in Atlanta, one specialty center, 4 community centers, and our investment in Chelsea Property Group. In total, $216.7 million of assets were sold in 2000. If we are successful in completing the sale of our office assets in 2001, asset sales could exceed the 2000 levels. Potential sales of non-dominant regional malls should be aided by lowering interest rates.

Proceeds to date from Simon's disposition of non-core assets in 1999 and 2000 total $283 million - $218 million was used to pay down debt with the remaining balance of $65 million utilized to repurchase SPG common stock and units. Rick will now discuss the department store activity.

DEPARTMENT STORES

I just wanted to spend a couple of minutes on our approach to the department store activity that is currently taking place in our portfolio.

As we have said before, department store vacancies at good malls provide a significant opportunity. Happily, the vast majority of the activity we are dealing with now impacts malls that are very solid and productive.

With respect to Montgomery Ward, we have been working proactively, anticipating this liquidation for several years. We have 28 remaining Montgomery Ward stores. Montgomery Ward owns 17 and 11 are leased. The lease rates are, for the most part, low, and thus the FFO impact minimal.

We are far down the road in working with replacements for Montgomery Ward. Tenant interest has been strong. The Ward stores were not significantly contributing to any of the centers' market share, and for the most part, the


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stores are very well-located in the context of our center plans. History is a good teacher with respect to Wards. Over the last 5 years, Montgomery Ward has closed 11 stores in our portfolio. Of the ten locations that we control, nine have since been retenanted with more productive tenants including Sears, Nordstrom, Saks, Dillard's, Burlington Coat, Target and Von Maur. Replacing Ward with these more productive tenants has benefited these properties. This portfolio has reported average sales growth of over 6% for the last three years and average occupancy increases of 500 basis points during the same period.

In January of 2001, JCPenney announced their store-closing program for this year. Five of the department stores on that list are in our portfolio. We own 3 and Penney's owns 2 locations. The situation with Penney is substantially the same as that of Ward. The closings are, for the most part, in productive centers. The FFO impact is minimal for 2001. We expect to replace these Penney stores with more productive retailers, just like our experience with Ward's.

Today, Federated announced that it was doing away with its Stern's division. We have four Stern's in our portfolio. Two of those Stern's locations, Bergen Mall and Ocean County, are being converted to Macy's. This will undoubtedly increase their productivity. Federated has operating covenants at both centers and will continue to operate them.

The other two Stern's locations in our portfolio are at Roosevelt Field and Smith Haven Mall. Both of these centers are among the most productive centers in our portfolio and this represents a significant opportunity to substantially increase the market share of these already dominant properties by bringing in users that will have substantially larger volumes than Stern's was experiencing. We are in active discussions with Federated to redeploy these spaces.

Another area of focus is our theater exposure. We have met individually with each of our major chain operators and we are actively monitoring the performance of our theaters on a weekly basis on how they compare with all theaters nationally and among theaters within the particular chain and local market.

I do want to point out that we have been very successful in converting non-stadium-seating theaters to other uses. It costs approximately $15.00 per foot to bring theater space up to grade. Most of these locations have exterior entrances and dedicated parking fields so that they are very appropriate for big box users, and we have been able to historically generate acceptable returns on our incremental capital in converting these locations.

DEVELOPMENT ACTIVITIES

As we have been communicating to you, we have adopted a more disciplined approached with regards to development activity and believe we made the right call in reducing our development and redevelopment spending. In the latter part of 2000, we opened Arundel Mills and the second phase of Waterford Lakes Town Center. We also completed major redevelopments at LaPlaza Mall, North East Mall, Palm Beach Mall, The Shops at Mission Viejo and Town Center at Boca Raton.

In light of the weakening economy and current retail environment, we are pleased to have only one new development project opening in 2001--Bowie Towne Center in Annapolis, Maryland.

Bowie Towne Center is a 667,000 square foot open-air regional mall with a main street architectural design. The mall space comprises 560,000 square foot and will be anchored by Hecht's and Sears and will also feature Old Navy, Barnes & Noble and Bed Bath & Beyond. An adjacent 107,000 square foot neighborhood component consisting of grocery retail will be anchored by Safeway. The project is currently 87% leased and committed.

With the majority of our significant redevelopment activity behind us, we are beginning to reap the benefits of this invested capital. In addition, our discretionary cash flow (cash flow after dividends and cap ex) will significantly


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increase in 2001 due to this reduction in our redevelopment spending. Our share of development spending in 2001 is anticipated to approximate $200 million for both new and redevelopment projects.

In 2001, we look forward to renovating five properties, completing the last phase of Waterford Lakes Town Center in Orlando, and opening both Nordstrom and Foley's at our renovated and expanded North East Mall in Hurst, Texas.

Our typical, detailed disclosure for new development and redevelopment activities is provided in our 8-K, which will be filed next week. David will now discuss our SBV and SBN initiatives.

SBV AND SBN INITIATIVES

We have now been working on our B2B and B2C initiatives for 3 or 4 years. In 2000, we made $62 million. This represents growth of 37.8% over our 1999 results of $45 million.

On the business-to-consumer side, SBV re-signed Pepsi as a key sponsor for an additional two years. Pepsi was one of SBV's original sponsors back in January 1998. We believe Pepsi's renewal is a testament to the strength of the SPG portfolio as a marketing medium.

As of December 31st, JCDecaux fixtures were installed in 39 SPG malls. This number should grow to over 50 malls by the end of 2001. We saw positive contribution from this program in 2000, but look forward to a full year of the program activity and cash flow in 2001. We are excited about this program and the revenue it will add to the bottom line.

During 2000, we sold over $200 million in Simon gift certificates, redeemable at any tenant in any Simon mall across the country. $500,000 of these certificates were sold on-line at shopsimon.com. As a reminder to all of you, Valentine's Day is next week!

On an ongoing basis, we review what's working and what's not. In November 2000, after the completion of several months of consumer and retail research conducted by McKinsey & Co.,we decided to discontinue MALLPeRKs, our shopper loyalty program. This decision was based on several factors. We had taken this program as far as we could, and due to its technological limitations, we could not increase memberships at the rate we wanted. It was also cumbersome for our shoppers, as we did not have point of sale capability. We do not view this as a setback. We are looking to create a successful new shopping affinity program that will add even greater value to our customer's shopping experience. McKinsey's research supports this view.

In order to focus on marketplace efficiencies, we formed Simon Business Network, SPG's business-to-business side. SBN is in the process of developing a broader real estate e-commerce marketplace. The primary areas of focus are MRO Procurement, Facility Services, Energy Management, Maintenance Services, and Security Services, just to name a few.

In May, we announced our strategic collaboration with leading real estate companies from a broad range of property sectors to form a real estate technology company, Constellation Real Technologies. Constellation has invested $25 million in FacilityPro.com, with SPG's share of this investment at $2.5 million.

One other point regarding our B2B programs. As you recall, in 1999 we completed a major agreement with Enron, where we created a joint venture with Enron to manage our portfolio's ongoing energy business and to lock-in our energy costs at attractive rates. Given the volatility in the energy markets lately, and the energy situation in California, we're very pleased to be partnered with one of the largest procurers of energy in the world, as well as one of the country's most innovative and respected organizations.


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TECHNOLOGY INITIATIVES

We are very pleased with the progress of MerchantWired. Response from the retail community continues to be positive:

- MerchantWired has 12 retailers running production environment on the network.

- Retailers representing over 7,000 stores have selected MerchantWired for networking and managed network services. These retailers have either signed contracts or are in the final T&C's on contracts.

-    American Eagle deployed in 2000 and Finishline began deployment in 2000.

- Other retailers with signed contracts include: The Buckle, Trans World Entertainment and Gadzooks.

- Retailers have successfully used voice/ip high speed credit authorization and store polling.

- MerchantWired is continuing active discussions with approximately 20 other retailers.

Retailers and technology companies recognize the benefit of MerchantWired. Retailers are currently testing:

-    Enhanced POS systems

-    Inventory Management Systems

-    Real time data

-    Multimedia web cams

-    Security/Shrinkage applications

-    Enhanced credit card authorization

-    Wireless integration

Over 300 malls have been wired to date and are fully operational with an additional 50 properties contracted. Active negotiations continue with a variety of other property owners.

MerchantWired is also evolving to provide integrated technology solutions. Examples include: credit card authorization; infrastructure hosting; professional services; wireless; and other applications.

With respect to clix, we are finishing the next evolution of our product in conjunction with Found, Inc. Found is an innovative e-infrastructure technology provider that utilizes the Internet to create significant efficiencies for offline retailers and manufacturers throughout the supply chain. Found and clix are developing a single wireless wishlist product, which will combine the best of our FastFrog and YourSherpa initiatives with Found's ability to provide real-time access to retailers' store inventory levels. The technology that we're working on has the potential to integrate online and physical shopping into a seamless experience for the consumer. We're excited about the prospects.

In other technology matters, included in fourth quarter results is a $3 million write-off of our investment in PIIQ.com. PIIQ was one of our earliest technology investments and was an online shopping site that has ceased operations. The write-off is reflected in other expense on the combined consolidated income statement and adversely impacted our FFO per share by a penny.

We remain enthusiastic about our technology initiatives and believe that upon final implementation, they will add value to our company.

2001 OUTLOOK

I'd like to take a minute and discuss our 2001 outlook.

We always challenge ourselves with aggressive business plans. And 2001 is no exception. Having said that, we do believe that we have a realistic view of 2001 in the current environment. We expect a modest increase in occupancy, but at a slower growth rate than 2000. We expect tenant sales to be relatively flat. Our plan also reflects our lower capital spending levels for development, and also anticipates a lower overall interest rate


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environment than we experienced in 2000. Even in a weak sales environment, we are in good shape because of our below-market rents. Year-end occupancy cost was 12.1%, so there is room for growth there. In fact, our major business focus in 2001 is to increase our revenues through increasing releasing spreads.

We have consistently worked to increase the quality of our portfolio over the past few years and our properties should serve us well through any economic cycle.

CONCLUSION

Before I open it up to Q&A, let me offer a few concluding comments:

- Don't be overly concerned about the health of the mall business. Remember, it was only about 18 months ago when conventional wisdom said that e-commerce was going to make the mall obsolete.

- The mall is healthy. Don't be concerned about recent store closings. It happens every year at this time. With respect to the Wards' locations, there is real upside in retenanting those spaces.

- We are very well positioned to withstand an economic downturn. With a strong balance sheet, quality portfolio and below market occupancy costs, our company is stronger than it has ever been.

- I was pleased to read yesterday that President Bush has agreed to support the tougher bankruptcy laws that Congress has passed the last two years, but that Clinton vetoed. Long-term, this will strengthen our dealings with retailers.

- Finally, we were very pleased to be recognized in Fortune's recent ranking of America's most admired companies. It's a great testament to the progress that our industry has made to even have real estate included as a category. And we're honored to be mentioned with great companies like EOP and EQR, also leaders in their sectors.

And now, Operator, we are ready to open the call to questions.


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